Form of
DILLARD’S, INC.
restricted stock award agreement
(2005 Non-Employee Director Restricted Stock Plan)

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), made as of the       day of                ,       (the “Grant Date”), between DILLARD’S INC., a Delaware corporation (“Dillard’s”), and                              (the “Grantee”);

W I T N E S S E T H :

WHEREAS, Dillard’s has adopted the 2005 Non-Employee Director Restricted Stock Plan (the “Plan”) (except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions set forth in the Plan); and

WHEREAS, pursuant to the Plan, the Committee has determined to grant an Award to the Grantee in the form of shares of Class A Common Stock subject to the terms, conditions and limitations provided herein and in the Plan (“Restricted Shares”);

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GRANT OF RESTRICTED SHARES

Section 1.01.   Dillard’s hereby grants to Grantee, on the terms and conditions set forth in this Agreement, the number of shares of Restricted Shares set forth under the Grantee’s name on the signature page hereto. The Restricted Shares are granted without requirement of payment. However, if the Restricted Shares have not been previously issued, the Grantee agrees to pay the par value ($0.01) per Restricted Share no later than 10 business days after the Grant Date. Grantee will be advised if this is the case and be given payment instructions at that time.

Section 1.02.   The Grantee’s rights with respect to all the Restricted Shares shall remain forfeitable at all times prior to the Lapse Date (as defined below).

Section 1.03.   This Agreement shall be construed in accordance with, and subject to, the terms of the Plan (the provisions of which are incorporated herein by reference). By signing this Agreement, the Grantee accepts this Award, acknowledges receipt of a copy of the Plan and the prospectus for the Plan and acknowledges that the award is subject to all the terms and provisions of the Plan and this Agreement. Grantee further agrees to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan upon any questions arising under the Plan.

ARTICLE II

RIGHTS OF GRANTEE

Except as otherwise provided in this Agreement and other than with respect to those Restricted Shares which have been forfeited pursuant to Section 3.02 hereof, the Grantee shall be entitled, at all times on and after the Grant Date, to exercise all rights of a shareholder with respect to the Restricted Shares (whether or not the restrictions thereon shall have lapsed), including the right to vote the Restricted Shares and the right to receive dividends thereon. Notwithstanding the foregoing, prior to the Lapse Date, the Grantee shall not be entitled to transfer, sell, pledge, hypothecate or assign any Restricted Shares (collectively, the “Transfer Restrictions”).

ARTICLE III

VESTING; FORFEITURES; LAPSE OF RESTRICTIONS

Section 3.01.   The Transfer Restrictions with respect to all the Restricted Shares granted under this Agreement shall lapse on the _____________ anniversary of the Grant Date (the “Lapse Date”), provided the Grantee continues to serve as a member of the board of directors of Dillard’s until such Lapse Date; provided, however, that the Transfer Restrictions with respect to all the Restricted Shares shall lapse, if sooner, on the date of the Grantee’s termination as a member of the board of directors as a result of the Grantee’s Retirement, death or Disability (also, a “Lapse Date”). Notwithstanding anything in the vesting acceleration provision contained in the provision of the preceding sentence to the contrary, in no event shall the Grantee be vested or otherwise entitled to more than 100% of the Restricted Shares granted pursuant to Section 1.01 above.

Section 3.02.   Notwithstanding anything in this Agreement to the contrary, upon the termination of the Grantee’s service as a member of the board of directors of Dillard’s for any reason other than as a result of the Grantee’s Retirement, death or Disability, all of the Restricted Shares in which the Transfer Restrictions have not previously lapsed in accordance with Section 3.01 hereof shall be forfeited and automatically transferred to and reacquired by Dillard’s at no cost to Dillard’s, and neither the Grantee nor any beneficiaries, heirs, executors, administrators or successors of such Grantee shall thereafter have any right or interest in the Restricted Shares.

ARTICLE IV

ESCROW AND DELIVERY OF SHARES

Section 4.01.   Certificates (or an electronic “book entry” on the books of Dillard’s or its designee) representing the Restricted Shares shall be issued and held by Dillard’s (or its designee) in escrow (together with any stock transfer powers which Dillard’s may request of Grantee) and shall remain in the custody of Dillard’s (or its designee) until (a) their delivery to the Grantee or his/her estate as set forth in Section 4.02 hereof, or (b) their forfeiture and transfer to Dillard’s as set forth in Section 3.02 hereof.

Section 4.02.   (a) Subject to paragraph (b) of this Section 4.02, certificates (or an electronic “book entry”) representing those Restricted Shares in respect of which the Transfer Restrictions have lapsed pursuant to Section 3.01 hereof shall be delivered to the Grantee or a broker designated by Dillard’s for the purpose of receiving such Restricted Shares as soon as practicable following the Lapse Date, subject to the application of Article VIII below.

(b) Certificates (or an electronic “book entry”) representing those Restricted Shares in respect of which the Transfer Restrictions have lapsed pursuant to Section 3.01 upon the Grantee’s death shall be delivered to a broker designated by Dillard’s for the purpose of receiving such Restricted Shares or to the Grantee’s beneficiary if one is designated, or the executors or administrators of the Grantee’s estate as soon as practicable following the Lapse Date and Dillard’s receipt of notification of the Grantee’s death, accompanied by an official death certificate.

(c) The Grantee, beneficiary, the executors or administrators of the Grantee’s estate, as the case may be, may receive, hold, sell or otherwise dispose of those Restricted Shares delivered to him or her pursuant to paragraph (a) or (b) of this Section 4.02 free and clear of the Transfer Restrictions, but subject to compliance with all federal and state securities laws.

Section 4.03.   (a) Any stock certificate issued pursuant to Section 4.01 shall bear a legend in substantially the following form:

This certificate and the shares of stock represented hereby are subject to the terms and conditions applicable to the Restricted Shares contained in the 2005 Non-Employee Director Restricted Stock Plan (the “Plan”) and a Restricted Stock Award Agreement (the “Agreement”) between Dillard’s and the registered owner of the shares represented hereby. Release from such terms and conditions shall be made only in accordance with the provisions of the Plan and the Agreement, copies of which are on file in the office of the Secretary of Dillard’s.

(b) As soon as practicable following a Lapse Date, Dillard’s shall issue a new certificate (or electronic “book entry”) for the Restricted Shares which have become nonforfeitable in relation to such Lapse Date, which new certificate (or electronic “book entry”) shall not bear the legend set forth in paragraph (a) of this Section 4.03 and shall be delivered in accordance with Section 4.02 hereof.

ARTICLE V

NO RIGHT TO CONTINUED SERVICE AS A DIRECTOR

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continued service or election to the board of directors of Dillard’s, nor shall this Agreement or the Plan interfere in any way with any right of stockholders or the board of directors of Dillard’s to nominate, elect or remove a director on the board of directors.

ARTICLE VI

ADJUSTMENTS UPON CHANGE IN CAPITALIZATION

If, by operation of Section 4.03 of the Plan, the Grantee shall be entitled to new, additional or different shares of stock or securities of Dillard’s or any successor corporation or entity or other property, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the Restricted Shares immediately prior to the event and/or transaction that gave rise to the operation of Section 4.03 of the Plan.

ARTICLE VII

TAX WITHHOLDING/SECTION 83 ELECTION

Section 7.01.   Tax Consequences and Section 83(b) Election. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of Dillard’s or any of its agents. The Grantee understands that the Grantee (and not Dillard’s) shall be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

In connection with this Agreement, the Grantee may make an election under Section 83(b) of the Code to include in the Grantee’s gross income in the year of this Award the amount specified in Section 83(b) of the Code. If the Grantee makes such an election, the Grantee shall notify Dillard’s in writing of such election within 10 days after filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT DILLARD’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF THE GRANTEE REQUESTS DILLARD’S OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.

Section 7.02.   Tax Withholding. Subject to certain exceptions in the event the Grantee has previously made a valid Section 83(b) election, upon the vesting of the Restricted Shares the Grantee will have income in the amount of the value of the Restricted Shares that become vested on the Lapse Date, and the Grantee acknowledges that he or she must pay income tax on that income. Whenever any Restricted Shares becomes vested under the terms of this Agreement, the Grantee must remit, on or prior to the due date thereof, the minimum amount necessary to satisfy all of the federal, state and local withholding (including FICA) tax requirements imposed on Dillard's relating to the Restricted Shares. The Committee may require the Grantee to satisfy these minimum withholding tax obligations by any (or a combination) of the following means: (i) a cash, check, or wire transfer; (ii) authorizing Dillard's to withhold from the Restricted Shares otherwise deliverable to the Grantee as a result of the vesting of the Restricted Shares, a number of Restricted Shares having a Fair Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation; or (iii) in unencumbered shares of Dillard's Class A Common Stock, which have been held for at least six months.

ARTICLE VIII

MODIFICATION OF AGREEMENT

Except as set forth in the Plan and herein, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

ARTICLE IX

SEVERABILITY

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

ARTICLE X

GOVERNING LAW

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

ARTICLE XI

SUCCESSORS IN INTEREST

This Agreement shall inure to the benefit of and be binding upon any successor to Dillard’s. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators and successors. All obligations imposed upon the Grantee and all rights granted to Dillard’s under this Agreement shall be binding upon the Grantee’s beneficiaries, heirs, executors, administrators and successors.

DILLARD’S INC.

By
Name
Title

[GRANTEE]

By
Name
Title

Number of Restricted Shares Awarded: ___________________________